UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 10, 2006 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-2609	94-323914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

               On January 10, 2006, the Utility entered into various agreements to establish the terms and procedures for the issuance of unsecured commercial paper (Notes) from time to time by the Utility for general corporate purposes.  The Notes will not be registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or applicable state securities laws or an applicable exemption from registration requirements.  The Notes may have maturities up to 365 days and will rank equally with the Utility’s other unsubordinated and unsecured indebtedness.

               The contents of this report shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Item 8.01 - Other Events

Litigation involving California Attorney General and the City and County of San Francisco

               On January 10, 2006, the U.S. Court of Appeals for the Ninth Circuit (Ninth Circuit) issued a 2-1 decision regarding the jurisdiction of certain claims for restitution brought by the California Attorney General (AG) and the City and County of San Francisco (CCSF) against PG&E Corporation.  PG&E Corporation disagrees with the Ninth Circuit’s decision and intends to file a petition for rehearing en banc.  The Ninth Circuit did not address the AG’s and CCSF’s underlying allegations that PG&E Corporation and the other defendants violated Section 17200 of the California Business and Professions Code.  PG&E Corporation believes these allegations have no merit, and that the ultimate outcome of this matter would not result in a material adverse effect on its financial condition or results of operations.

                The Ninth Circuit ruled that the restitution claims were incorrectly removed from the jurisdiction of the San Francisco Superior Court (Superior Court), where they were originally filed in early 2002, to the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) where the Utility’s Chapter 11 case was pending.  It is anticipated that the AG and CCSF will reassert their restitution claims in Superior Court. The Ninth Circuit decision reverses an earlier ruling by the U.S. District Court for the Northern District of California (District Court) that had determined that because the restitution claims are the property of the Utility's Chapter 11 estate, they belong within the Bankruptcy Court's jurisdiction.  The Ninth Circuit did not decide the issue of who would be entitled to receive the proceeds, if any, of a restitution award, and PG&E Corporation continues to believe that any such proceeds would be the property of the Utility. The settlement agreement approved by the Bankruptcy Court in the Utility’s Chapter 11 case provides that all claims by the California Public Utilities Commission (CPUC) against PG&E Corporation or the Utility arising out of or in any way related to the energy crisis are released, including the CPUC’s investigation into past PG&E Corporation actions during the energy crisis. Accordingly, PG&E Corporation believes that any claims for such proceeds by the CPUC would be precluded.

               The AG alleges that the defendants violated Section 17200 by violating various conditions established by the CPUC in decisions approving the formation of holding companies, including the so-called “first priority condition.”  The AG filed the complaint on January 10, 2002, the day after the CPUC issued a decision re-interpreting this condition more broadly than it had been interpreted in the previous 15 years.  The AG alleges that past transfers of funds from the Utility to PG&E Corporation during the period 1997 through 2000 (primarily in the form of dividends and stock repurchases), and allegedly from PG&E Corporation to other affiliates of PG&E Corporation, violated these conditions.  The AG also argues that the defendants violated these conditions when PG&E Corporation allegedly failed to provide adequate financial support to the Utility during the California energy crisis in 2000 and 2001.  After the AG’s lawsuit was filed, CCSF also filed a lawsuit with similar claims.  The Superior Court retained jurisdiction of the AG's and CCSF's civil penalty claims associated with the alleged Section 17200 violations.

               PG&E Corporation believes that the challenged intercompany transactions were in full compliance with applicable law and CPUC conditions.  The challenged transactions forming the bulk of the restitution claims were regular quarterly dividends and stock repurchases.  As part of its annual cost of capital proceedings, the Utility advised the CPUC in advance of its forecast stock repurchases and dividends.  The CPUC did not challenge or question those payments.  PG&E Corporation will continue to vigorously respond to and defend against the litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.
PG&E CORPORATION

By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President and Corporate Secretary
PACIFIC GAS AND ELECTRIC COMPANY

By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President and Corporate Secretary

Dated: January 12, 2006